Fund Accounting and Financial Administration Fee Letter

for

the AMF Funds

each a series of

Asset Management Fund

This Fund Accounting and Financial Administration Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Asset Management Fund (the “Trust”) for the AMF Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain Master Services Agreement dated July 1, 2022, and the Fund Accounting and Financial Administration Addendum dated July 1, 2022 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

For the Fund Accounting and Financial Administration Services provided under the Agreement, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Trust, the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed at the greater amount of the following methodologies:

1.1.	Minimum fee per Fund per year as follows:

$65,000 minimum annual fee per Fund, plus an annual fee of $6,000 per share class above one (1),

OR

1.2.	Asset-based fee of:

2.00 basis points on aggregate net assets.

Fixed income funds will be assessed an additional $6,000.00 annual fee. Fees for global funds, defined as funds processing more than 25% in non-domestic assets, will be charged an additional $12,500.00 base annual fee.

1.3.	Post-trade Portfolio Compliance Monitoring: Ultimus assesses a fee of $100.00 per Fund, per month, to conduct daily monitoring utilizing our portfolio compliance tool, uComply.

1.4.	Multi-Manager: For multi-manager funds, Ultimus charges a fee of $500.00 per month per manager over one.

1.5.	Derivatives Risk Management Program Support Services; 18f-4/N-PORT Support Services: In consideration for Ultimus providing Derivatives Risk Management Program Support Services, the Trust will pay (or cause to be paid) Ultimus a quarterly fee of $2,000.00 per Fund. If the Trust elects not to receive Derivatives Risk Management Program Support Services, and Ultimus provides 18f-4/N-PORT Support Services instead, the Trust will pay (or cause to be paid) Ultimus a quarterly fee of $250.00 per Fund. If the Trust elects not to receive Derivatives Risk Management Program Support Services and, in connection therewith, the Trust requires Ultimus to provide, or otherwise make available to it or any third party, investment holdings data, then, in addition to the 18f-4/N-PORT Support Services Fee, the Trust will pay (or cause to be paid) Ultimus a quarterly fee of $500.00 per Fund.
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1.6.	Reporting Modernization fee: Each Fund shall pay a monthly reporting modernization fee for third-party data and technology and personnel costs associated with N-PORT and N-CEN filings. Current annual charges are as follows, but are subject to change from time-to-time upon written notice from Ultimus:

3rd Party Data Sourcing including data only	ICE [InterContinental Exchange, fka “IDC”]	[Intentionally Omitted]**
or
3rd Party Data Sourcing w/Liquidity Classifications	ICE [InterContinental Exchange, fka “IDC”]	[Intentionally Omitted]**
and
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/ Ultimus - Equity Funds	[Intentionally Omitted]**
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/ Ultimus - Fixed Income/Other non-Equity Funds	[Intentionally Omitted]**

**	The range is dependent on portfolio holdings. Any data not received from ICE or requiring manual intervention will be subject to additional charges.
***	The range is dependent on the requirement that a Fund determine a Highly Liquid Investment Minimum pursuant to SEC Rule 22e-4 and the ongoing support required. For purposes hereof, “Equity Funds” shall mean funds with greater than 80% of its holdings in equity securities, ETFs and Mutual Funds.

1.7.	Price Quotes: The charges for securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

[Intentionally Omitted]

1.8.	Tax Provisioning/ASC 740 Compliance fee. Each Fund shall pay Ultimus $750.00 per calendar quarter for tax provisioning services and ASC 740 Compliance.

- Additional fees relating to tax provisioning or tax compliance may arise relative to certain strategies or approaches taken by the adviser with respect to portfolio management. The following are examples of fees that may be charged:

- Schedule K-1 fee – for Funds with investments requiring additional processing, including, without limitation, Funds with more than 10 Schedule K-1s or tiered partnerships or private partnerships whereby additional Schedule K-1s are received, each additional K-1 over 10 will be charged at $100 per K-1 received. For tiered partnerships and private partnerships, each K-1 over 10 will be charged a fee of $250 per partnership K-1 received.

- Fee for separate tax year from fiscal year – in cases where a Fund elects or is otherwise required to have a tax reporting year-end that is different from its fiscal year-end, an additional $2,000 per year may be charged.

- Wholly-owned subsidiary fee – in cases where a Fund elects or is otherwise required to have a wholly-owned subsidiary [for example: controlled foreign corporation/Cayman subsidiary], an additional fee of $1,000 per year may be charged.

- Trust Preferred Securities [“TRUPS”] fee – in cases where a Fund holds TRUPS and transactions in total are more than 500 tax lots, an additional fee of $1,000 per year may be charged. If between 501-2,500 tax lots, an additional fee of $2,000 per year may be charged. Transactions over 2,500 tax lots may be charged an additional fee of $5,000 per year.

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- QCCO and Tax Straddle fee – in cases where a Fund wittingly or unwittingly engages in QCCO or tax straddle transactions, an additional fee of $2,000 per year may be charged. Note: for Funds with significant volume in such transactions an outsourced solution may be preferable and there will be no fee paid to Ultimus, but rather an expense will be incurred for an unaffiliated servicer.

- Equalization service fee – in cases where a Fund elects to utilize a tax equalization strategy, an additional fee of $500-$1,000 per year may be charged.

- Distribution estimates fee – in cases where an advisor requests more than 2 estimates in a distribution period [“period” defined as year-end for excise or fiscal purposes], an additional fee of $250-$500 per estimate over 2 may be charged.

- Tax diversification testing fee – in cases where a Fund invests in certain investments such as Funds of Funds structures whereby private Funds are held and the look through and aggregation of underlying holdings needs to be completed manually to complete post-trade compliance testing, an additional fee of $500 per month may be charged [for up to 10 underlying Fund look-throughs]. Additionally, in the event Ultimus does not receive all data necessary, in Ultimus’ sole determination, to properly perform post-trade compliance testing in a timely manner, including, without limitation, situations in which the Adviser or other third-party responsible for providing Ultimus with such data delivers that data late or the data that is delivered is incomplete or erroneous, and such delay in receiving data causes Ultimus to expend time and resources outside the ordinary course, Ultimus will charge for the time expended outside the ordinary course at its then current hourly rate. The current hourly rate as of the date of this Fee Letter is $250 per hour and is subject to change.

Should it become necessary, due to an extraordinary level of complexity driven by fund architecture, holdings or other requirements, for Ultimus to enlist the services of any third-party tax expert/consultant in connection with any of the tax provisioning work to be performed hereunder, Ultimus will do so on terms and scope mutually agreeable to Ultimus, the Funds, and the Adviser, and the Funds or the Adviser will be responsible for and hereby agree to pay the expense associated with such third-party tax expert/consulting services.

1.9.	Wholly owned subsidiary fee: In cases where a Fund elects or is otherwise required to have a wholly owned subsidiary [for example: controlled foreign corporation/Cayman subsidiary], an annual fee of $7,500 will be charged for each such subsidiary. Ultimus may, with notice to the Fund, charge additional fees with respect to any such subsidiary if Ultimus determines that the nature of such subsidiary will require an inordinate number of man hours to be expended in the performance of Fund Accounting Services or generally poses heightened risk or compliance concerns.

1.10.	Special Reports/Programming Charge: All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge. The current rate as of the date of this Fee Letter is $250.00 per hour and is subject to change.

1.11.	Event Processing Charge: Fund accounting services performed outside of the ordinary course and in connection with unique events involving a Fund or the Trust, including, without limitation, mergers, acquisitions, and reorganizations, shall be subject to an additional event processing charge. The current rate as of the date of this Fee Letter is $250 per hour and is subject to change.
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1.12.	The fees are computed daily and payable monthly, along with any reimbursable expenses. The Trust, the Funds, or the Adviser agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s, the Funds’, or the Adviser’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Monthly Per Trade and T+0 Processing Fees

The fees, as described above, allow a Fund to execute up to 1,000 portfolio trades (i.e., purchases and sales) per month without additional fees. For portfolio trades in excess of this amount, Ultimus will charge the respective Fund $5.00 per trade over 1,000 per month capped at $2,000 up to 6,000 per month, then $5.00 per trade over that. Trades are recorded on the day after trade date (“T+1”). For trade date (“T+0”) accounting the Fund will pay an additional $500 per month.

3.	Term

3.1.	Initial Term. The initial term for the Funds shall continue in effect from the Agreement Effective Date through the end of the 60th month thereafter, unless earlier terminated under Section 3.3 below, until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive two-year periods (each a “Renewal Term”) unless Ultimus, the Trust, or the Adviser gives written notice of termination at least 150 days prior to the end of the Initial Term or the then- current Renewal Term.

3.3.	Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter with respect to each Fund as to which the termination applies, in which case the subject Fund(s) or the Adviser shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for deconversion or liquidation services.

3.4.	Early Termination. Any Early Termination under the Agreement with respect to fund accounting services shall subject the subject Fund(s) or the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

3.5.	Deconversion. Ultimus will cooperate with any reasonable request of the Trust to effect a prompt transition to a new service provider selected by the Trust. In consideration for which, Ultimus shall be entitled to collect from the Trust or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a fee for fund accounting deconversion services of not less than $15,000.
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3.6	Liquidation. In the event any Fund is liquidated, Ultimus shall be entitled to collect from the Trust or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a reasonable fee for fund accounting liquidation services of not less than $1,500 per Fund.

3.7	Restructuring. In the event any Fund undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider as would a deconversion, but does require Ultimus to perform transfer agency services outside of the ordinary course, Ultimus shall be entitled to collect from the Trust or the Adviser a fund accounting restructuring fee of not less than $5,000, which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.

4.	Reimbursable Expenses

In addition to the above fees, the Fund or the Adviser will reimburse Ultimus or pay directly certain expenses incurred on the Fund’s behalf, including, but not limited to, the cost of obtaining secondary security market quotes and other securities data utilized by the Fund, performance reporting (including after-tax performance reporting), and third party expenses incurred by Ultimus in providing the Derivatives Risk Management Program Support Services or the 18f-4/N-PORT Support Services (as applicable), including, without limitation, the Fund’s proportionate share of any fees paid by Ultimus to any Derivatives Expert as part of Ultimus’ providing the Derivatives Risk Management Program Support Services. The Fund will be responsible for the Fund’s normal operating expenses, including, but not limited to, federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Fund’s other vendors and providers that provide services to the Fund.

5.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the fees set forth in this Fee Letter by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)2 plus 1.5%.

6.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

[2]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.
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The parties duly executed this Fund Accounting and Financial Administration Fee Letter dated May 20, 2025.

	Asset Management Fund on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC

By:	/s/ David Bunstine	By:	/s/ Gary Tenkman
Name:	David Bunstine	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) for the AMF Funds hereby acknowledges and agrees to the terms of the Agreement.

System 2 Advisors, L.P.

By:	/s/ Frank Lopez
Name:	Frank Lopez
Title:	Compliance and Operations Officer
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SCHEDULE A

to the

Master Services Agreement

between

Asset Management Fund

and

Ultimus Fund Solutions, LLC

Dated July 1, 2022

Fund Portfolio(s)

AAMA Funds

AAMA Equity Fund

AAMA Income Fund

AMF Funds

AMF Large Cap Equity Fund

The parties duly executed this Schedule A dated as of May 20, 2025.

By:	/s/ David Bunstine	By:	/s/ Gary Tenkman
Name:	David Bunstine	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

Master Services Agreement – Schedule A

Asset Management Fund

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